Exhibit 99.1

Corporate Headquarters: 1475 South Bascom Avenue, Suite 101, Campbell, CA  95008

Investor Relations Contact:	Company Contact:
Matt Selinger	Barry Cinnamon, Chief Executive Officer
Genesis Select	Westinghouse Solar
(212) 838-3777	(408) 402-9400
mselinger@genesisselect.com	bcinnamon@westinghousesolar.com

Westinghouse Solar Announces Second Quarter 2011 Results

Quarterly Revenue Growth up 24% Versus Prior Year and up 38% Sequentially

Campbell, CA, July 28, 2011 – Westinghouse Solar, Inc. (NASDAQ:WEST - News), a designer and manufacturer of solar power systems, today announced its second quarter 2011 financial results.

“Total revenue was $2.8 million in the second quarter, a year-over-year increase of 24% compared to the second quarter of 2010, and a 38% increase compared to the first quarter of 2011,” said Barry Cinnamon, CEO of Westinghouse Solar.  “We expect our revenue ramp to accelerate now that production of our new, lower cost and larger format panels has started, with our first deliveries to customers scheduled in Q3 2011.”

“We expect our new manufacturing arrangement -- combined with new, larger format panels and lower component costs – to allow Westinghouse Solar to achieve attractive gross margins while pricing our panels competitively against ordinary DC systems.  When new and existing installers can purchase a Westinghouse Solar AC system at a price point roughly comparable to an ordinary DC system, their decision to switch is very easy.  We are continuing to expand our network of installers, currently numbering approximately 320 companies in 39 states plus Canada and Mexico,” continued Mr. Cinnamon.

“We are particularly excited about developments with our strategic partners, where shipments are growing steadily.  Lennar has standardized on our Westinghouse Solar systems for their new homes in several Texas communities. Lowe’s Home Improvement has started to sell complete Westinghouse Solar systems through its website. And one of the largest worldwide HVAC companies has incorporated our panels in their solar-assisted air conditioning systems.

“As solar panels become less expensive there is increasing focus in the industry on Balance of System (BOS) and installation costs – areas in which we have concentrated our efforts for years.  We believe that the combination of our patented technology and Westinghouse Solar branding gives us a competitive advantage in the marketplace – especially now that ordinary solar panels are becoming commodities,” concluded Mr. Cinnamon.

Second Quarter Financial Results

Revenue for the quarter ended June 30, 2011 was $2.8 million compared to $2.2 million in the second quarter of 2010 and $2.0 million in the first quarter of 2011. The year-over-year and sequential increases in revenue are due to the growth of our distribution network, increased revenue from our strategic partners and more competitive pricing.  For the first two quarters of 2011, revenue was $4.8 million compared to $3.0 million in the comparable 2010 period, an increase of 60.8%.

Gross profit for the second quarter of 2011 was $194,000 or 7.0% of revenue, compared to $342,000 or 15.4% of revenue for the second quarter of 2010, and $278,000 or 13.9% of revenue for the first quarter of 2011. The year-over-year and sequential declines in gross margin were driven by lower average sales prices during the second quarter of 2011 related to reduced customer pricing to encourage customers to switch to our products in anticipation of our new lower cost, larger format panels that will begin shipping in Q3 2011. The lower average sales prices were partially offset by lower panel and component costs.

Total operating expenses in the second quarter of 2011 were $2.2 million, compared to $2.4 million for the same period last year and $2.0 million for the first quarter of 2011. The year-over-year decrease is due to lower general and administrative expenses of $687,000, partially offset by higher sales and marketing costs of $427,000. The year-over-year decline in general and administrative expenses was due to lower payroll costs, reduced expenditures for research and development, and reduced computer costs, travel, office supplies and rent and lower stock-based compensation. The increase in sales and marketing costs reflects increased expenditures for Westinghouse licensing fees, trade shows and advertising and higher payroll and commissions supporting the expansion of the distribution business.  Compared to the first quarter of 2011, total operating expenses increased $139,000 due to higher sales and marketing expense of $354,000, partially offset by lower general and administrative expense of $215,000.  The sequential increase in sales and marketing costs is primarily due to higher expenditures for Westinghouse licensing fees, trade shows and advertising.  The sequential decrease in general and administrative expenses was due to a decrease in stock-based compensation expense. Stock-based compensation expense was $189,000 for the second quarter of 2011, compared to $348,000 for the same period of 2010 and $418,000 in the first quarter of 2011. Cash operating expenses (adjusted to exclude stock-based compensation expense and depreciation and amortization expense) were $1.9 million for the second quarter of 2011, compared to $2.0 million for the same period last year and $1.5 million for the first quarter of 2011.

Net loss from continuing operations was $1.3 million in the second quarter of 2011, or $0.11 per share, compared to a net loss of $1.2 million, or $0.12 per share in the same period last year, and a net loss of $1.3 million in the first quarter of 2011, or $0.11 per share. The net loss includes favorable non-cash adjustments to the fair value of common stock warrants of $668,000 and $911,000 for the second quarters of 2011 and 2010, respectively, and $463,000 for the first quarter of 2011.  Excluding the impact of the common stock warrant adjustments in all periods, net loss from continuing operations for the second quarter of 2011 was $2.0 million or $0.17 per share, compared to a net loss of $2.1 million or $0.21 per share, for the second quarter of 2010, and a net loss of $1.8 million or $0.15 per share, for the first quarter of 2011.

The gain from discontinued operations was $10,000 in the second quarter of 2011, compared to a loss of $1.3 million in the same period last year, and a loss of $6,000 in the first quarter of 2011.

Net loss including discontinued operations was $1.3 million or $0.11 per share in the second quarter of 2011, compared to $2.5 million or $0.25 per share in the same period last year.  For the first quarter of 2011, net loss attributable to common stockholders also included a non-cash preferred stock deemed dividend of $975,000 related to the beneficial conversion feature in the convertible preferred stock issued in the first quarter of 2011.  Net loss including discontinued operations and the preferred stock deemed dividend was $2.3 million in the first quarter of 2011, or $0.20 per share.

Cash and cash equivalents at June 30, 2011 were $2.3 million. There was no balance drawn on the Company’s $750,000 line of credit at the end of the quarter. Common shares outstanding as of June 30, 2011 were 11.8 million compared to 10.2 million at June 30, 2010 and 11.6 million at March 31, 2011.

The number of employees at the end of the second quarter of 2011 was 33 full time equivalents, compared to 176 at June 30, 2010 and 32 at March 31, 2011. The year-over-year decline in employees is a result of the company’s transition out of the installation business.

Outlook
The company projects revenue for 2011 to be in the range of $15-20 million, with rapid growth expected in the latter part of the year due to the launch of new lower-priced, larger format panels. This updated range of forecast revenue takes into consideration our manufacturing ramp-up, product transition and an anticipated decline in industry-wide average selling prices. The company anticipates sequential revenue growth of 40-60% in the third quarter of 2011, and cash flow breakeven during the first full month of distributing the new products at a monthly revenue rate of $3 to $3.5 million.

Conference Call Information
Westinghouse Solar will host an earnings conference call at 11:00 a.m. PT (2:00 p.m. ET) today to discuss its second quarter 2011 earnings results.  To access the live call, please dial 877-393-9062 and for international callers dial 678-894-3023 approximately 10 minutes prior to the start of the call.  The conference ID is 83550053. The conference call will also be broadcast live over the Internet and will be available via webcast which can be accessed from the “Investor Relations” section of the company’s website at www.westinghousesolar.com.  The webcast will be archived on the company’s website for 90 days at www.westinghousesolar.com.

About Westinghouse Solar: (NASDAQ:WEST - News)

Westinghouse Solar is a designer and manufacturer of solar power systems. In 2007, Westinghouse Solar pioneered the concept of integrating the racking, wiring and grounding directly into the solar panel. This revolutionary solar panel, originally branded "Andalay", quickly won industry acclaim. In 2009, the company again broke new ground with the first integrated AC solar panel, reducing the number of components for a rooftop solar installation by approximately 80 percent and lowering labor costs by approximately 50 percent. This first AC panel, which won the 2009 Popular Mechanics Breakthrough Award, has become the industry's most widely installed AC solar panel. Award-winning Westinghouse Solar Power Systems provide the best combination of safety, performance and reliability, while backed by the proven quality of the Westinghouse name. For more information on Westinghouse Solar, visit www.westinghousesolar.com.

The Westinghouse Solar logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=7801

Safe Harbor
Statements made in this release that are not historical in nature, including those related to future revenue, revenue growth, operating expense rates, transition expenses, achievement of cashflow and EBITDAS breakeven and profitability, and product introductions and cost reductions in future periods, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “projects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the inherent uncertainty of future financial results, additional capital financing requirements, development of new products by us or our competitors, uncertainties in the timing of availability of new products from a new supplier, the effectiveness, profitability, and marketability of our new products, our ability to protect and defend proprietary rights and information, the impact of current, pending, or future legislation, regulation and incentive programs on the solar power industry, the impact of competitive products or pricing, technological changes, our ability to identify and successfully acquire and grow distribution customers, and the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Westinghouse Solar, Inc. assumes no obligation to update any such forward-looking statements.

- Tables to Follow -

Westinghouse Solar, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net revenue	$2,757,729	$2,225,052	$4,752,091	$2,954,427
Cost of goods sold	2,563,842	1,883,077	4,280,405	2,497,273
Gross profit	193,887	341,975	471,686	457,154
Operating expenses
Sales and marketing	700,103	272,914	1,046,431	437,763
General and administrative	1,464,269	2,151,557	3,143,214	4,710,644
Total operating expenses	2,164,372	2,424,471	4,189,645	5,148,407
Loss from operations	(1,970,485)	(2,082,496)	(3,717,959)	(4,691,253)
Other income (expense)
Interest income (expense), net	(35,148)	(3,987)	(57,849)	5,135
Adjustment to the fair value of common stock warrants	668,041	911,379	1,130,989	1,794,902
Total other income (expense)	632,893	907,392	1,073,140	1,800,037
Loss before provision for income taxes and discontinued operations	(1,337,592)	(1,175,104)	(2,644,819)	(2,891,216)
Provision for income taxes	—	—	—	—
Net loss from continuing operations	(1,337,592)	(1,175,104)	(2,644,819)	(2,891,216)
Income (loss) from discontinued operations, net of tax	9,830	(1,278,318)	3,568	(1,997,642)
Net loss	(1,327,762)	(2,453,422)	(2,641,251)	(4,888,858)
Preferred deemed dividend	—	—	(975,460)	—
Net loss attributable to common stockholders	$(1,327,762)	$(2,453,422)	$(3,616,711)	$(4,888,858)

Net loss from continuing operations per common and common equivalent share (basic and diluted)	$(0.11)	$(0.12)	$(0.23)	$(0.30)

Net loss from discontinued operations per common and common equivalent share (basic and diluted)	$0.00	$(0.13)	$0.00	$(0.22)

Net loss per common and common equivalent share (basic and diluted)	$(0.11)	$(0.25)	$(0.31)	$(0.52)

Weighted average shares used in computing loss per common share: (basic and diluted)	11,387,874	9,549,988	11,374,872	9,290,348

 Westinghouse Solar, Inc.
Condensed Consolidated Balance Sheets
	June 30, 2011 (unaudited)	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$2,288,362	$596,046
Restricted cash	—	540,250
Accounts receivable, net	1,238,279	912,588
Other receivables	7,528	15,864
Inventory, net	2,952,352	4,222,800
Prepaid expenses and other current assets, net	789,091	786,653
Assets of discontinued operations	51,841	618,204
Assets held for sale – discontinued operations	80,294	290,051
Total current assets	7,407,747	7,982,456
Property and equipment, net	236,096	334,864
Other assets, net	525,019	426,492
Long term assets of discontinued operations	221,724	21,724
Total assets	$8,390,586	$8,765,536

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,180,679	$1,483,180
Accrued liabilities	526,626	607,823
Accrued warranty	77,958	51,860
Common stock warrant liability	1,779,224	285,673
Credit facility	—	540,250
Capital lease obligations – current portion	3,559	—
Note payable – current portion	41,391	136,816
Liabilities of discontinued operations	1,387,087	1,623,927
Total current liabilities	5,996,524	4,729,529
Capital lease obligations, less current portion	6,010	—
Long-term liabilities of discontinued operations	38,440	87,088
Total liabilities	6,040,974	4,816,617

Commitments, contingencies and subsequent events

Convertible redeemable preferred stock, $0.001 par value, 1,000,000 shares authorized; 3,590 and 0 shares issued and outstanding on June 30, 2011 and December 31, 2010, respectively	1,202,920	—

Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 11,797,644 and 11,442,438 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	11,797	11,442
Additional paid-in capital	68,521,874	68,683,205
Accumulated deficit	(67,386,979)	(64,745,728)
Total stockholders’ equity	1,146,692	3,948,919
Total liabilities, convertible redeemable preferred stock and stockholders’ equity	$8,390,586	$8,765,536